Exhibit 99

The Fifth Third Bancorp Frozen Successor Plan

Financial Statements as of and for the Years Ended December 31, 2013 and 2012, Supplemental Schedule as of December 31, 2013, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2013 and 2012	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2013 and 2012	3

Notes to Financial Statements as of and for the Years Ended December 31, 2013 and 2012	4 - 12

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2013	14

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp as the Plan Sponsor and the Pension and Profit Sharing Committee of the Fifth Third Bancorp Frozen Successor Plan:

We have audited the accompanying statements of net assets available for benefits of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2013 and 2012, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2013, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2013 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio

June 27, 2014

THE FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2013 AND 2012

	2013	2012
INVESTMENTS - At fair value:
Cash equivalents	$555,443	$—
Common stock of Fifth Third Bancorp	386,898	400,875
Collective funds	1,254,820	1,714,708
Mutual funds	610,861	674,530

Total investments	2,808,022	2,790,113

Accrued investment income	2,208	2,639

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	2,810,230	2,792,752

Adjustments from fair value to contract value for fully benefit- responsive investment contracts	—	(7,801)

NET ASSETS AVAILABLE FOR BENEFITS	$2,810,230	$2,784,951

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
ADDITIONS:
Investment income:
Dividends	$39,047	$49,695
Net appreciation in fair value of investments	319,482	252,356

Net investment income	358,529	302,051

DEDUCTIONS:
Benefits paid to participants	(331,038)	(517,214)
Administrative expenses	(2,212)	(2,363)

Total deductions	(333,250)	(519,577)

INCREASE (DECREASE) IN NET ASSETS
AVAILABLE FOR BENEFITS	25,279	(217,526)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	2,784,951	3,002,477

End of period	$2,810,230	$2,784,951

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	DESCRIPTION OF PLAN

The following brief description of the Fifth Third Bancorp Frozen Successor Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan’s information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. The Plan was established to continue retirement plan accounts transferred to, or merged from, qualified retirement plans of employers acquired by Fifth Third Bancorp (the “Bancorp”). The Plan was initially created on December 31, 2001, as a merger of the National Bank of Cynthiana Retirement Savings Plan and the 1st National Bank of Falmouth Retirement Savings Plan. Upon the merger or transfer from a predecessor plan, an individual not already a participant, but who has an account merged or transferred to this Plan, becomes a participant.

The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Amounts attributable to deductible employee contributions may not be rolled over to the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor.

Amendments to the Plan during 2012 are as follows:

The second amendment to the Plan, effective in 2012, included:

•	“Administrator” or “Plan Administrator” means the Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee, and where applicable, its delegate.

•

An investment election shall be made in such manner as the Administrator shall direct. The Administrator shall have the power and authority to prescribe rules and procedures applicable to this investment election feature.

•	The Administrator may designate one or more default investment alternatives and may prescribe the circumstances in which a participant’s account is to be invested in a default investment alternative.

Investment Options - At December 31, 2013, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one money market fund, 16 collective funds and 12 mutual funds offered by the Plan as investment options. At December 31, 2012, participants could direct their accounts to be invested in Fifth Third Bancorp common stock, 13 collective funds or 10 mutual funds offered by the Plan as investment options.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the Plan administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JP Morgan must adhere to the investment authority of the Plan Administrator. JP Morgan Retirement Plan Services serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with an allocation of Plan earnings and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Funding and Vesting - The Plan is frozen and no employer or employee contributions of any type will be made to this Plan. Gains and losses under the Plan are calculated on a daily basis. The rights of participant accounts (including all sub-accounts) are fully vested and nonforfeitable at all times.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are payable in the form of lump-sum payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated March 26, 2012 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America (U.S. GAAP) require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, certain participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Partial withdrawals are not permitted.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with U.S. GAAP.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Risk and Uncertainties - The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Cash Equivalents - Cash equivalents include amounts held in the Federated Prime Cash Obligation Money Market Fund, which are readily convertible to cash upon demand and are short term investment funds that have a maturity of 90 days or less and are valued at cost which approximates fair value.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures. Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value (“NAV”) per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Notes 4 and 6.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought and sold during the year.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and collective funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - Certain administrative expenses of the Plan are paid by the Plan as provided in the Plan document. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2013 and 2012 are as follows, and stated at fair value except as denoted below:

	2013	2012
JPMorgan Target Retirement Date Income Fund (42,182 and 43,110 shares, respectively)	$669,426	$627,687
Federated Prime Cash Obligation Money Market Fund (555,443 shares)	555,443	—
Fifth Third Bancorp common stock (18,397 and 26,391 shares, respectively)	386,898	400,875
JPMorgan Core Bond Fund (17,050 and 16,788 shares, respectively)	195,739	202,632
JPMorgan Target Retirement Date 2025 Fund (8,465 and 9,134 shares, respectively)	189,358	173,097
JPMorgan Target Retirement Date 2015 Fund (8,436 shares)	142,661	< 5%
Fifth Third Bank Stable Value Fund for Employee Benefit Plans (546,619 shares) (1)	—	546,619

(1)	Investment amounts at contract value. The fair value of investments was $554,420 at December 31, 2012.

The following table represents the net appreciation in the fair value of investments for the Plan during the years ended December 31, 2013 and 2012:

	2013	2012
Net appreciation in the fair value of investments:
Common stock of Fifth Third Bancorp	$129,251	$70,286
Collective funds	147,217	51,037
Mutual funds	43,014	131,033

Total	$319,482	$252,356

4.	STABLE VALUE FUND

The Plan’s Stable Value Fund (the “SVF” or “the Fund”) was a collective trust fund sponsored by Fifth Third Bank and was included within the collective funds on the Statements of Net Assets Available for Benefits. The Fund was dissolved and cash was distributed to the unit holders of the Fund on September 27, 2013. The beneficial interest of each participant was represented by units. The NAV for each unit class of the Fund was calculated daily by dividing the net assets (at contract value) applicable to each unit class by the respective number of units outstanding for that class. Deposits to and withdrawals from the Fund were made daily at the current NAV per unit. The final NAV date was September 26, 2013.

Participants ordinarily directed the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represented contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposed certain restrictions on the Plan, and the Fund itself was subject to circumstances that affected its ability to transact at contract value. As of December 31, 2012, Plan management believed that the occurrence of events that could have caused the Fund to transact at less than contract value were not probable.

Events Limiting the Ability of the Fund to Transact at the Contract Value with the Issuer

Benefit-responsive investment contracts, including guaranteed investment contracts (“GICs”) and wrap (synthetic) contracts are agreements with high quality banks and insurance companies, which are designed to help preserve principal and provide a stable crediting rate. These contracts are fully benefit-responsive and provide that plan participant initiated withdrawals permitted under a participating plan will be paid at contract value. In addition to certain wrap agreement termination provisions discussed in the section below, the contracts generally provide for withdrawals associated with certain events which are not in the ordinary course of Fund operations, and that the issuer determines will have a material adverse effect on the issuer’s financial interest, will be paid with a market value adjustment to the contract value amount of such withdrawal as defined in such contracts.

While each contract issuer specifies the events which may trigger such a market value adjustment, typically such events include all or a portion of the following: (i) amendments to the Fund documents or Fund’s administration; (ii) changes to Fund’s prohibition on competing investment options by participating plans or deletion of equity wash provisions; (iii) complete or partial termination of the Fund or its merger with another fund; (iv) the failure of the Fund or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA; (v) unless made in accordance with the withdrawal provisions of the Fund, the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), or the closing or sale of a subsidiary, employing unit or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan; (vi) any change in law, regulation, ruling, administrative or judicial position or accounting requirement, in any case applicable to the Fund or participating plans, and (vii) the delivery of any communication to plan participants designed to influence a participant not to invest in the Fund.

Average Yield

The average yield earned by the entire Fund for the period from January 1, 2013 to September 27, 2013 (Date of Dissolution) was 0.16% compared to 0.47% for the year ended December 31, 2012. The average yield earned by the entire Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund for the period from January 1, 2013 to September 27, 2013 (Date of Dissolution) was 0.77% compared to 1.18% for the year ended December 31, 2012.

Fully Benefit-Responsive Investment Contracts

The SVF primarily invested in fully benefit-responsive investment contracts such as GICs issued by insurance companies and other financial institutions and other investment products (synthetic GICs) with similar characteristics.

Traditional GICs are backed by the general account of the issuer. The Fund deposited a lump sum with the issuer and received a guaranteed interest rate for a specified time. Interest was accrued on either a simple interest or fully compounded basis and paid either periodically or at the end of the contract term. The issuer guarantees that all qualified participant withdrawals will occur at contract value (principal plus accrued interest).

A synthetic GIC, or alternative investment contract, is an investment contract issued by an insurance company or bank, backed by a portfolio of bonds or common funds that were owned by the Fund. These assets underlying the wrap contract are maintained separate from the contract issuer’s general assets, usually by a third party custodian. The wrapper contracts are obligated to provide an interest rate not less than zero. These contracts typically provide that realized and unrealized gains and losses on the underlying assets are not reflected immediately in the net assets of the Fund, but rather are amortized, usually over the time to maturity or the duration of the underlying investments, through adjustments to the future interest crediting rate. The issuer guarantees that all qualified participant withdrawals will occur at contract value.

Gains and losses in the fair value of the underlying investments, relative to the wrapper contract value, are represented on the Statements of Net Assets Available for Benefits as “adjustments from fair value to contract value for fully benefit-responsive investment contracts.” As of December 31, 2012, the adjustment amount was negative, which indicated that the wrapper contracts’ values were less than the fair value of the underlying investments. The amortization of the embedded fair value gains caused the future interest crediting rate to be higher.

There were no reserves against contract value for credit risk of the contract issuers or otherwise. The crediting rate for the portfolio was 0.84% as of September 26, 2013 compared to 0.77% as of December 31, 2012. The crediting interest rate was based on a formula agreed upon with the issuers.

The Fund was considered fully benefit-responsive because all of the following criteria were met:

•	The investment contract was between the fund and the issuer, and the contract was not sold or assigned.

•

The contract issuer was obligated to repay principal and interest to participants in the fund, or provide prospective crediting rate adjustments that did not result in an interest crediting rate less than zero.

•	All permitted participant-initiated transactions occurred at contract value, without limitations.

•	An event that would limit the ability of the participant to transact at contract value was not probable.

•	The fund allowed participants reasonable access to their funds.

5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2013 and 2012, the Plan held 18,397 and 26,391 shares of the Bancorp’s common stock, respectively, with fair values of $386,898 and $400,875, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $10,149 and $10,476 for the years ended December 31, 2013 and 2012, respectively.

6.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The following tables summarize assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
As of December 31, 2013	Level 1 (a)	Level 2 (a)	Level 3	Total Fair Value
Investments:
Cash equivalents
Federated Prime Cash Obligation Money Market Fund	$555,443	$—	$—	$555,443
Common stock
Fifth Third Bancorp	386,898	—	—	386,898
Collective funds
Other collective funds	—	1,254,820	—	1,254,820
Mutual funds
Bond funds	315,304	—	—	315,304
Large cap allocation funds	212,271	—	—	212,271
Mid cap allocation funds	50,562	—	—	50,562
Foreign large cap allocation funds	26,145	—	—	26,145
Small cap allocation funds	6,579	—	—	6,579

Total investments	$1,553,202	$1,254,820	$—	$2,808,022

	Fair Value Measurements Using
As of December 31, 2012	Level 1 (a)	Level 2 (a)	Level 3	Total Fair Value
Investments:
Common stock
Fifth Third Bancorp	$400,875	$—	$—	$400,875
Collective funds
Stable value fund	—	554,420	—	554,420
Other collective funds	—	1,160,288		1,160,288
Mutual funds
Bond funds	333,946	—	—	333,946
Large cap allocation funds	233,009	—	—	233,009
Mid cap allocation funds	63,866	—	—	63,866
Foreign large cap allocation funds	31,239	—	—	31,239
Small cap allocation funds	12,470	—	—	12,470

Total investments	$1,075,405	$1,714,708	$—	$2,790,113

(a)	The Bancorp evaluates the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2013 and 2012, no assets or liabilities were transferred between Level 1 and Level 2.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – stable value fund

The SVF invested in a diversified portfolio of stable assets, which included, but were not limited to, units of collective trust funds consistent with the fund’s objective of stable value, GICs, alternative and separate account investment contracts as well as cash equivalents, such as short-term money market instruments. The collective funds value was derived from their respective NAV. The collective funds consisted of bonds and asset-backed securities whose value was derived from observable inputs based on the pricing of similar instruments that were publicly traded. GICs were valued based on their underlying securities, which consisted of bonds whose value was derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds were valued based on the pricing of similar bonds that were publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts were valued based on their underlying securities, which consisted of common funds consisting of bonds and asset-backed securities whose value was derived from observable inputs based on the pricing of similar instruments that were publicly traded. Therefore, the Plan classified stable value funds as Level 2 securities in the fair value hierarchy.

The beneficial interest of each participant was represented by units. Units were issued and redeemed daily at the Fund’s constant NAV of $1 per unit. Distribution to the Fund’s unit holders was declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It was the policy of the Fund to use its best efforts to maintain a stable NAV of $1 per unit; although there was no guarantee that the Fund could maintain this value.

Collective funds – other collective funds

Investments in collective funds are valued based upon the redemption price of units held by the Plan, which is based on the current fair value of the fund’s underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net assets at fair value by its units outstanding at the valuation dates to obtain the investment’s NAV. Therefore, these investments are classified within Level 2 of the valuation hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is available in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

NAV Disclosures

The Plan measures the fair value of certain investments based on the investee’s NAV or its equivalent. Investments valued using NAV as a practical expedient as of December 31, 2013 consisted of the other collective funds (“OCF”). Investments valued using NAV as a practical expedient as of December 31, 2012 consisted of the Fifth Third Bank Stable Value fund and OCF. Investments in the OCF do not have a holding period and there are no unfunded commitments. Investments in the SVF did not have a holding period and there were no unfunded commitments.

The OCF seek an investment return that approximates as closely as practicable, before expenses, the performance of the associated investment index (i.e. the S&P MidCap 400 Index) over the long term.

The OCF are managed using a passive or indexing investment approach, by which the sponsoring investment institution attempts to invest in the securities comprising the relevant investment index in the same proportions as they are represented in the index. In some cases, it may not be possible or practicable to purchase all of the securities comprising the index, or to hold them in the same weightings as they represent in the index. From time to time, the sponsoring investment institution may purchase securities that are not yet represented in the index or sell securities that have not yet been removed from the index.

Fair Value of Certain Financial Instruments

The following tables summarize the carrying amounts and estimated fair values for certain financial instruments, excluding financial instruments measured at fair value on a recurring basis:

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2013		Level 1	Level 2	Level 3
Financial assets:
Accrued investment income	$2,208	2,208	—	—	$2,208

	Net Carrying Amount	Fair Value Measurements Using			Total Fair Value
As of December 31, 2012		Level 1	Level 2	Level 3
Financial assets:
Accrued investment income	$2,639	2,639	—	—	$2,639

Accrued investment income

For financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2013	2012
Net assets available for benefits per the financial statements	$2,810,230	$2,784,951
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	7,801

Total assets (current value column) per Form 5500 Schedule of Assets (Held at End of Year)	$2,810,230	$2,792,752

Increase (decrease) in net assets per the financial statements	$25,279	$(217,526)
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	(7,801)	1,107

Net income (loss) per Form 5500	$17,478	$(216,419)

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP FROZEN SUCCESSOR PLAN

SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2013

Asset Description	Current Fair Value*

CASH EQUIVALENTS:
Federated Prime Cash Obligation Money Market Fund	$555,443

COMMON STOCK:
Fifth Third Bancorp	386,898

COLLECTIVE FUNDS:
Other funds:
JPMorgan Target Retirement Date Income Fund	669,426
JPMorgan Target Retirement Date 2025 Fund	189,358
JPMorgan Target Retirement Date 2015 Fund	142,661
JPMorgan Target Retirement Date 2030 Fund	117,974
JPMorgan Target Retirement Date 2035 Fund	52,873
JPMorgan Target Retirement Date 2020 Fund	32,867
Fifth Third Bank Equity Index for Employee Benefit Plans Class B	21,020
JPMorgan Target Retirement Date 2040 Fund	12,521
State Street Global Advisors Russell Large Cap Growth Index - Non-Lending Series Class C	6,627
State Street Global Advisors U.S. Bond Index - Non-Lending Series Class C	4,587
State Street Global Advisors S&P Mid Cap - Non-Lending Series Class C	4,390
JPMorgan Target Retirement Date 2045 Fund	516

Total collective funds	1,254,820

MUTUAL FUNDS:
JPMorgan Core Bond Fund	195,739
Touchstone Large Cap Growth Fund	131,979
American Century Inflation-Adjusted Bond Fund	119,565
Touchstone Value Fund	76,023
Goldman Sachs Growth Opportunities Fund	45,819
Touchstone International Value Fund	26,145
Alliance Bernstein Small Cap Growth Fund	5,827
Goldman Sachs Mid Cap Value Fund	4,744
Lazard Emerging Markets Fund	4,268
Touchstone Small Company Value Fund	752

Total mutual funds	610,861

TOTAL	$2,808,022

*	Cost information is not required for participant-directed investments and, therefore, is not included.